Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-286321

Adams Street Private Equity Navigator Fund LLC

(the “Fund”)

Supplement dated June 1, 2026

to the Prospectus dated March 31, 2026 (the “Prospectus”)

This supplement contains information that amends, supplements and/or modifies certain information contained in the Prospectus, and is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

On May 18, 2026, the Board of Directors of the Fund approved an amendment to the Expense Limitation Agreement currently in effect between the Fund and Adams Street Advisors, LLC, to extend the term of the Expense Limitation Agreement from July 1, 2026 to August 1, 2027. As such, all references in the Prospectus to the term of the Expense Limitation Agreement ending on July 1, 2026 are deleted in their entirety and replaced with August 1, 2027.

Please retain this supplement for your future reference.